Exhibit (a)(5)(iii)

Horizon Pharma plc Announces Waiver of Financing Proceeds Condition

(DUBLIN, Ireland and BRISBANE, Calif. – April 30, 2015) — Horizon Pharma plc (NASDAQ: HZNP) a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated products that address unmet medical needs, today announced that its affiliates, Horizon Pharma, Inc. (“Parent”) and Ghrian Acquisition, Inc. (“Purchaser”), waived the “Financing Proceeds Condition” described in the Offer to Purchase in connection with the previously announced tender offer to acquire all of the outstanding shares of common stock of Hyperion Therapeutics, Inc. (NASDAQ: HPTX) (“Hyperion”) for $46.00 per share in cash, net to the seller in cash, without interest and less any applicable withholding taxes, if any. The tender offer is scheduled to expire at 12:01 a.m. (New York City time) on Thursday, May 7, 2015, unless further extended or earlier terminated. All other terms and conditions of the tender offer remain unchanged, including, without limitation, the “Minimum Condition” described in the Offer to Purchase.

The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of March 29, 2015 (the “Merger Agreement”), among Hyperion, Parent and Purchaser. Pursuant to the Merger Agreement, after completion of the tender offer and the satisfaction the remaining conditions set forth in the Merger Agreement, the Company will merge with and into Purchaser and all outstanding shares of Hyperion’s common stock, other than shares held by Parent, Purchaser or Hyperion, or shares held by Hyperion’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $46.00 offer price per share. The Board of Directors of Hyperion has unanimously approved the proposed acquisition by Horizon Pharma plc and recommends that Hyperion stockholders tender their shares in the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related material are available free of charge from Georgeson Inc., the information agent for the tender offer, toll-free at (866) 856-2826.

About Horizon Pharma plc

Horizon Pharma plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated products that address unmet medical needs. The company markets a portfolio of products in arthritis, inflammation and orphan diseases. The company’s U.S. marketed products are ACTIMMUNE® (interferon gamma-1b), DUEXIS® (ibuprofen/famotidine), PENNSAID® (diclofenac sodium topical solution) 2% w/w, RAYOS® (prednisone) delayed-release tablets and VIMOVO® (naproxen/esomeprazole magnesium). Horizon’s global headquarters are in Dublin, Ireland. For more information, please visit www.horizonpharma.com.

About Hyperion Therapeutics, Inc.

Hyperion Therapeutics is a commercial-stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company’s first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the United States. BUPHENYL is also marketed internationally through business partners. In addition, the company is developing RAVICTI for the potential treatment of hepatic encephalopathy. For more information, please visit www.hyperiontx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Horizon’s anticipated acquisition of Hyperion and the timing thereof, , and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon’s ability to complete the acquisition on the proposed terms and schedule; whether Horizon or Hyperion will be able to satisfy their respective closing conditions related to the acquisition; whether sufficient Hyperion stockholders tender their shares in the acquisition; whether Horizon will obtain financing for the transaction on the expected timeline and terms; the outcome of legal proceedings that may be instituted against Hyperion and/or others relating to the acquisition; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not occur; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon’s shares could decline, as well as other risks related to the Horizon and Hyperion businesses, including the ability to grow sales and revenues from existing products; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Hyperion’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2014. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of Hyperion common stock or any other securities. On April 9, 2015, Horizon Pharma plc filed a tender offer statement on Schedule TO with the SEC and, on the same date, a Solicitation/ Recommendation Statement on a Schedule 14D-9 was filed with the SEC by Hyperion. The Offer to Purchase shares of Hyperion common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/ RECOMMENDATION STATEMENT, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson Inc., the Information Agent for the tender offer, at (866) 856-2826.

Contacts:

Contacts:

Company:

Robert F. Carey

Executive Vice President, Chief Business Officer

Investor-relations@horizonpharma.com

Investors:

Ami Bavishi

Burns McClellan

abavishi@burnsmc.com

International Media:

Ray Gordon

Gordon MRM

ray@gordonmrm.ie

U.S. Media:

Geoff Curtis

DJE Science

geoff.curtis@djescience.com